EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-4350 of Frost Hanna Mergers Group, Inc. on Form S-4 of our reports dated April 24, 1996 (except for the matter described in Note 4 as to which the date is April 29, 1996) and March 21, 1996 (except for the matters described in Note 7 as to which the date is July 12, 1996) appearing in the Joint Proxy Statement-Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Historical Financial Data of Pan Am" and "Experts" in such Joint Proxy Statement-Prospectus.

                       Deloitte & Touche LLP

Miami, Florida
August 6, 1996